UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 3, 2013

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33156	20-4623678
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (602) 414-9300
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
See Item 2.06 Material Impairments.
Item 2.06 Material Impairments.
On October 3, 2013, First Solar, Inc. (“First Solar” or the “Company”) entered into an agreement to sell the Company’s facility in Mesa, Arizona (the “Mesa Sale”). The facility consists of land, a 1.3 million square foot building and certain fixtures and improvements, including a 3.3 MW AC rooftop PV array and a small ground-mounted PV test array. The facility currently houses the Company's Operations & Maintenance (“O&M”) capabilities as well as certain equipment and inventory. The facility was originally designed to house a cadmium telluride photovoltaic (“PV”) module manufacturing factory; however, as previously announced, the Company has not commissioned manufacturing at the facility. The Mesa Sale is expected to close in the fourth quarter of 2013. Upon closing, the Mesa Sale will provide additional liquidity to the Company in the form of cash sale proceeds, net of costs to sell, in excess of $100 million, and is expected to result in a net reduction in annual operating expenses (including both depreciation expense and cash expenditures) of approximately $10 million. The Mesa Sale is expected to result in a loss against book value of between $55 million and $60 million. Such loss is to be incurred in the third quarter of 2013. In addition, approximately $5 million to $10 million of costs associated with relocation of personnel, equipment and inventory are to be incurred primarily throughout the remainder of 2013.
In connection with the Mesa Sale, the First Solar’s Network Operations Center and approximately 80 O&M and other employees will be relocated from the Mesa facility to the Company’s world headquarters in Tempe, Arizona. Equipment, machinery and stored inventory currently located at the Mesa facility will be relocated to other warehouse facilities to be determined. The manufacturing equipment stored at the Mesa facility remains available to be deployed in other locations to the extent First Solar determines in the future that market dynamics support additional module manufacturing by First Solar.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.
(Registrant)

Date: October 9, 2013	By:	/s/ MARK R. WIDMAR
	Name:	Mark R. Widmar
	Title:	Chief Financial Officer